EXHIBIT 5.1





                       [Letterhead of Goodwin Procter LLP]











July 8, 2004



The Stride Rite Corporation
191 Spring Street
P.O. Box 9191
Lexington, Massachusetts 02420-9191

Ladies and Gentlemen:

This opinion is furnished in our capacity as counsel to The Stride Rite Corporation, a Massachusetts corporation (the "Company"), in connection with the registration, pursuant to the Securities Act of 1933 (the "Securities Act"), of an additional 3,000,000 shares (the "Shares") of common stock, par value $0.25 per share, of the Company, which may be issued pursuant to The Stride Rite Corporation 2001 Stock Option and Incentive Plan (the "Plan") as amended to date.

In connection with rendering this opinion, we have examined the Restated Articles of Organization of the Company, as amended, and the Bylaws of the Company, as amended, such records of the corporate proceedings of the Company as we deemed material, the Registration Statement on Form S-8 relating to these Shares, the Plan, and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.

Based on the foregoing, we are of the opinion that when the Shares have been issued and paid for in accordance with the terms of the Plan and the Registration Statement and upon receipt of full consideration therefor, the Shares will be validly issued, fully paid and nonassessable.

We are attorneys admitted to practice in the Commonwealth of Massachusetts. We express no opinion as to any laws other than the laws of the United States of America and the Commonwealth of Massachusetts.

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.



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The Stride Rite Corporation
July 8, 2004
Page 2



We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.





Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP